Exhibit 5.1

IGLER & DOUGHERTY, P.A. LETTERHEAD

June 28, 2004

Board of Directors

First Community Bank Corporation of America

9001 Belcher Road

Pinellas Park, Florida 33782

RE:	First Community Bank Corporation of America Registration Statement on Form S-8 for 375,000 Shares of Common Stock

Ladies and Gentlemen:

We have acted as counsel for First Community Bank Corporation of America (“First Community”) in connection with the proposed offering of the shares of its $.08 par value common stock covered by the above-described Registration Statement.

In connection therewith, we have examined the following:

•	The Articles of Incorporation of First Community, as filed with the Secretary of State of the State of Florida;

•	The Bylaws of First Community;

•	The Second Amended and Restated Non-Employee Director Stock Option Plan; and

•	The Registration Statement, including all exhibits thereto.

Based upon such examination and upon examination of such other instruments and records as we have deemed necessary, we are of the opinion that:

•	First Community has been duly incorporated and is validly existing under the laws of the State of Florida.

•	The 375,000 shares of $.08 par value common stock covered by the Registration Statement have been legally authorized and when issued in accordance with the terms described in said Registration Statement, will be validly issued, fully paid and non-assessable.

We consent to the filing of this opinion as an exhibit to the aforementioned Registration Statement on Form S-8 and to any amendments thereto. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

Sincerely,

IGLER & DOUGHERTY, P.A.

/s/ IGLER & DOUGHERTY, P.A.